Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the Second Quarter Ended June 30, 2021, and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., August 12, 2021 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the second quarter ended June 30, 2021 and provided a corporate strategic update.

“Cell and gene therapies are poised to continue to revolutionize many areas of medicine, and ThermoGenesis has been a pioneer in the development and commercialization of automated cell processing technologies that provide more efficient, higher-quality and cost-effective manufacturing solutions to move these therapies through the clinic and ultimately, to patients in need,” stated Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis. “Throughout our 35-year history, we have leveraged the inherent flexibility of our proprietary technology platform to meet the ever-changing needs of the industry. Given the sheer volume of clinical trials currently underway in the CAR-T cell therapy field, alone, and the high manufacturing costs and serious capacity limitations of current cell-based contract development and manufacturing (CDMO) services, there remains a serious unmet need to bring these lifesaving therapies to market.”

Dr. Xu continued, “Most of the existing players in the CDMO arena do not have proprietary manufacturing technologies which contributes to the market bottlenecks. To capitalize on the inefficiencies in the industry, we are committed to leveraging our high efficiency, semi-automated CAR-TXpress™ platform, which has been shown to reduce the manufacturing costs associated with CAR-T and other cell and gene therapies by up to 70% and plan to transition from a device-only company to a provider of CDMO services for the global cell and gene therapy market. We look forward to reporting more on this exciting transformation in the coming months.”

Financial Results for the Quarter Ended June 30, 2021

Net revenues. Net revenues for the quarter ended June 30, 2021, were $2.2 million, approximately equal to the quarter ended June 30, 2020. The quarter ended June 30, 2021 had AXP sales increase by $0.4 million or 64% and BioArchive sales increase by $0.1 million or 20%, as compared to the same period in 2020. We believe this is a positive sign, illustrating that cord blood revenues may be starting to return to pre-pandemic levels. While the Company does not have any specific industry data at this time regarding the number of cord blood units stored globally, AXP disposable sales increased by approximately 150 cases in the second quarter of 2021 as compared to 2020. The increased demand for AXP bagsets appears to imply that global cord blood units stored are beginning to pick up. These increases were offset by CAR-TXpress and other sales which decreased by a combined $0.6 million, in the quarter ended June 30, 2021.

Gross profit. Gross profit for the quarter ended June 30, 2021, was $1.0 million, or 45% of net revenue, compared to a loss of $2.6 million, or (117)% of net revenues, for the quarter ended June 30, 2020, representing a $3.6 million improvement. The increase was driven by a one-time expense of approximately $3.6 million incurred in the quarter ended June 30, 2020, associated with an inventory reserve expense for the remaining on-hand inventory of COVID-19 testing kits at that time. Additionally, the Company had an increase in gross profit from AXP disposables due to approximately 150 more cases being sold in the quarter ended June 30, 2021, as compared to the same period in 2020. This was offset by a decrease in gross profit from CAR-TXpress, which experienced a sales decline in the same period.

Selling, general and administrative expenses. Selling, general and administrative expenses were $3.5 million for the quarter ended June 30, 2021, as compared to $2.0 million for the quarter ended June 30, 2020, an increase of $1.5 million or 77%. The increase was driven primarily by stock compensation expense, which rose by approximately $1.6 million primarily due to the accelerated expense for the stock options that were voluntarily surrendered by Company executives in the quarter ended June 30, 2021.

Research and development expenses. Research and development expenses were $0.6 million for the quarter ended June 30, 2021, compared to $0.6 million for the quarter ended June 30, 2020. The quarter ended June 30, 2021, had an increase of approximately $0.1 million in stock compensation expense offset by a decrease of approximately $0.1 million related to lower salaries and benefits, as compared to the same period in 2020.

Interest Expense. Interest expense for the quarter ended June 30, 2021, was $1.5 million, as compared to $1.3 million for the quarter ended June 30, 2020, an increase of $0.2 million or 16%. The increase was driven by additional interest expense and amortization of the debt discount related to the Revolving Credit Agreement with Boyalife Asset Holding II, Inc. in the quarter ended June 30, 2021, as compared to the same period in 2020.

Net loss. For the quarter ended June 30, 2021, the Company reported a comprehensive loss attributable to common stockholders of $4.5 million, or ($0.38) per share, based on approximately 11.9 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $6.4 million, or ($1.02) per share, based on approximately 6.3 million weighted average basic and diluted common shares outstanding for the quarter ended June 30, 2020.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure, Adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA loss for the quarter ended June 30, 2021, was $0.9 million, as compared to a loss of $4.7 million for the quarter ended June 30, 2020, an increase of $3.8 million or 81%. The adjusted EBITDA improvement was primarily due to lower inventory reserves of approximately $3.6 million in the quarter ended June 30, 2021.

Liquidity and Capital Resources. At June 30, 2021, the Company had cash and cash equivalents totaling $8.7 million, compared with $7.2 million at December 31, 2020. Working capital was $4.2 million at June 30, 2021, as compared to $9.2 million at December 31, 2020.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2020.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,668,000	$7,161,000
Accounts receivable, net	1,242,000	1,382,000
Inventories	5,813,000	5,877,000
Prepaid expenses and other current assets	354,000	878,000
Total current assets	16,077,000	15,298,000

Inventories, non-current	2,227,000	1,221,000
Equipment and leasehold improvements, net	1,282,000	1,424,000
Right-of-use operating lease assets, net	654,000	730,000
Goodwill	781,000	781,000
Other intangible assets, net	1,334,000	1,358,000
Other assets	48,000	48,000
Total assets	$22,403,000	$20,860,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,120,000	$1,366,000
Other current liabilities	10,791,000	4,777,000
Total current liabilities	11,911,000	6,143,000

Long-term liabilities	2,623,000	8,847,000

ThermoGenesis Holdings, Inc. stockholders' equity	8,050,000	5,800,000

Noncontrolling interests	(181,000)	70,000
Total liabilities and equity	$22,403,000	$20,860,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2021	2020	2021	2020
Net revenues	$2,201,000	$2,242,000	$3,718,000	$5,442,000
Cost of revenues	1,215,000	4,874,000	2,024,000	6,582,000

Gross profit (loss)	986,000	(2,632,000)	1,694,000	(1,140,000)

Expenses:
Selling, general and administrative	3,502,000	1,978,000	5,494,000	4,070,000
Research and development	622,000	578,000	1,001,000	1,187,000

Total operating expenses	4,124,000	2,556,000	6,495,000	5,257,000

Loss from operations	(3,138,000)	(5,188,000)	(4,801,000)	(6,397,000)

Other expenses

Interest expense	(1,524,000)	(1,314,000)	(3,043,000)	(4,845,000)
Other income (expenses)	(10,000)	(8,000)	(11,000)	(11,000)
Gain on extinguishment of debt	--	--	652,000	--
Total other expense	(1,534,000)	(1,322,000)	(2,402,000)	(4,856,000)

Net loss	(4,672,000)	(6,510,000)	(7,203,000)	(11,253,000)

Loss attributable to noncontrolling interests	(133,000)	(73,000)	(251,000)	(214,000)
Net loss attributable to common stockholders	$(4,539,000)	$(6,437,000)	$(6,952,000)	$(11,039,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net cash used in operating activities	$(5,244,000)	$(8,953,000)

Cash flows from investing activities:
Capital expenditures	(80,000)	(23,000)
Cash flows from financing activities:
Proceeds from convertible promissory note-related party	--	4,287,000
Payments on finance lease obligations	--	(22,000)
Proceeds from issuance of common stock, net of expenses	6,832,000	5,214,000
Proceeds from the exercise of options, warrants and pre-funded warrants	--	1,683,000
Proceeds from note payable	--	646,000

Net cash provided by financing activities	6,832,000	11,808,000

Effects of foreign currency rate changes on cash and cash equivalents	(1,000)	(5,000)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,507,000	2,827,000

Cash, cash equivalents and restricted cash at beginning of period	7,161,000	4,157,000
Cash, cash equivalents and restricted cash at end of period	$8,668,000	$6,984,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(4,672,000)	$(6,510,000)	$(7,203,000)	$(11,253,000)

Deduct:
Interest expense	(1,524,000)	(1,314,000)	(3,043,000)	(4,845,000)
Other expense	(10,000)	(8,000)	(11,000)	(11,000)
Gain on extinguishment of debt	--	--	652,000	--
Loss from operations	$(3,138,000)	$(5,188,000)	$(4,801,000)	$(6,397,000)

Add:
Depreciation and amortization	154,000	193,000	320,000	392,000
Stock-based compensation expense	2,099,000	314,000	2,357,000	381,000
Adjusted EBITDA	$(885,000)	$(4,681,000)	$(2,124,000)	$(5,624,000)

The Company defines adjusted EBITDA as income (or loss) from operations less, depreciation, amortization, stock compensation and impairment of intangible assets.